                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933



                          WILLAMETTE INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)

          Oregon                                          93-0312940
(State or other jurisdiction of               (I.R.S. Employer
incorporation or organization)                 Identification No.)

    3800 First Interstate Tower
    1300 S.W. Fifth Avenue                            97201
    (Address of principal                           (Zip code)
    executive offices)

                   WILLAMETTE INDUSTRIES STOCK PURCHASE PLAN
                           (Full title of the plan)

                                 J. A. PARSONS
                           Executive Vice President
                          Willamette Industries, Inc.
                            1300 S.W. Fifth Avenue
                            Portland, Oregon  97201
                                (503) 227-5581
           (Name, address and telephone number of agent for service)


==============================================================================

                        CALCULATION OF REGISTRATION FEE

  Title of                   Proposed maximum   Proposed maximum   Amount of
securities to  Amount to be   offering price   aggregate offering registration
be registered   registered      per share              price          fee
_____________  ____________  ________________  __________________ ____________

Common stock    850,000        Not Applicable     $43,828,125(1)    $15,114
$.50 par value  shares
(including
Preferred Stock
Purchase Rights),
together with
options therefor

(1) Pursuant to Rule 457(h), the aggregate offering price is based on the average of the high and low sales prices of the common stock on The Nasdaq Stock Market on May 18, 1995.

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                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference.

          The documents listed below filed by Willamette Industries, Inc. (the "Registrant"), and the Willamette Industries Stock Purchase Plan (the "Plan") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

          (a) The Registrant's annual report on Form 10-K for the year ended December 31, 1994.

          (b) The Plan's annual report on Form 11-K for the year ended December 31, 1993.

          (c) The Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1995, as amended by Amendment No. 1 on Form 10-Q/A dated May 19, 1995.

          (d) The description of the Registrant's common stock, $0.50 par value per share, included as Exhibit 28 to the Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 1992.

          All documents filed by the Registrant or the Plan subsequent to those listed above pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          None.

Item 6.   Indemnification of Directors and Officers.

          ORS 60.367, a section of the Oregon Business Corporation Act ("Act"), provides in substance that any director held liable for an unlawful distribution in violation of ORS 60.367 is entitled to contribution from (i) every other director who voted for or assented to the distribution without complying with the applicable statutory standards of conduct and (ii) each shareholder for the amount the shareholder accepted knowing the distribution was made in violation of the Act or the corporation's articles of incorporation.

          As authorized by the Act, Sections A and B of Article V of the Registrant's Third Restated Articles of Incorporation provide that, subject to certain limitations, directors and officers are entitled to indemnification against certain liabilities to the full extent authorized under ORS 57.255 and ORS 57.260 (now ORS 60.387 et seq), provided, the directors or officers have met the applicable standard of conduct specified in the Act. Subject to certain specified limitations, directors and officers are also entitled to indemnification under Sections D and E of Article V against liabilities arising from the fact that they are or were directors or officers or acting in certain other capacities at the Registrant's request whether or not they met the applicable standard of conduct specified in the Act.

          The Registrant maintains directors' and officers' liability insurance under which the Registrant's directors and officers are insured against loss (as defined) as a result of claims made against them for wrongful acts (as defined).

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.


    Exhibit No.

       4A Third Restated Articles of Incorporation of the Registrant, as amended. Incorporated by reference from Exhibit 3A of the Registrant's annual report on Form 10-K for the year ended December 31, 1993 ("1993 Form 10-K").

       4B Bylaws of the Registrant, as amended. Incorporated by reference from Exhibit 3B of the 1993 Form 10-K.

       4C Rights Agreement dated as of February 26, 1990, between the Registrant and First Interstate Bank of Oregon, N.A., as Rights Agent. Incorporated by reference from Exhibit 2 of the Registrant's Form 8-A dated February 26, 1990.

       5 Opinion of Miller, Nash, Wiener, Hager & Carlsen as to the legality of the securities being registered.

       23A Consent of KPMG Peat Marwick LLP, independent public accountants.

       23B      Consent of Miller, Nash, Wiener, Hager & Carlsen (included in
                Exhibit 5).

       24       Power of attorney of certain officers and directors.
______________

Other exhibits listed in Item 601 to Regulation S-K are not applicable.

          Pursuant to Item 8(b) of Form S-8, the Registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9.   Undertakings.

    (a)   The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The foregoing undertaking shall not apply to indemnification which is covered by insurance.
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                                  SIGNATURES


          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 19th day of May, 1995.

                                  WILLAMETTE INDUSTRIES, INC.
                                  (Registrant)


                                  By       s/ J. A. Parsons
                                        J. A. Parsons
                                        Executive Vice President
                                        and Chief Financial Officer,
                                        Secretary and Treasurer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of the 19th day of May, 1995.

          Signature                                  Title

(1)  PRINCIPAL EXECUTIVE
      OFFICER AND DIRECTOR:

     WILLIAM SWINDELLS*                       Chairman and
                                              Chief Executive Officer,
                                              and Director

(2)  PRINCIPAL FINANCIAL
      OFFICER:

s/ J. A. Parsons
J. A. Parsons                                 Executive Vice President
                                              and Chief Financial
                                              Officer, Secretary and
                                              Treasurer

(3)  PRINCIPAL ACCOUNTING
      OFFICER:

     DUANE C. MCDOUGALL*                      Vice President-Controller


(4)  A MAJORITY OF THE BOARD
      OF DIRECTORS:

          C. M. BISHOP, JR.*            )
          GERARD K. DRUMMOND*           )
          E. B. HART  *                 )
          C. W. KNODELL*                )     Director
          PAUL N. McCRACKEN*            )
          STUART J. SHELK, JR.*         )
          ROBERT M. SMELICK*            )
          SAMUEL C. WHEELER*            )
          BENJAMIN R. WHITELEY*         )

*By     s/ J. A. Parsons
    J. A. Parsons
    Attorney-in-fact




      The Plan. Pursuant to the requirements of the Securities Act of 1933, the Willamette Industries Stock Purchase Plan Committee has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 19th day of May, 1995.


                        WILLAMETTE INDUSTRIES STOCK PURCHASE PLAN
                        (Plan)


                        By WILLAMETTE INDUSTRIES STOCK PURCHASE PLAN
                             COMMITTEE


                        By    s/ J. A. Parsons
                              J. A. Parsons
                              Committee Member


                        By    s/ David W. Morthland
                              David W. Morthland
                              Committee Member